Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

April 24, 2023

Rice Acquisition Corp. II

102 East Main Street, Second Story

Carnegie, Pennsylvania 15106

Ladies and Gentlemen:

We have acted as special legal counsel to Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 22, 2022 (as amended and supplemented through the date hereof, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the Business Combination Agreement, dated December 13, 2022 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands exempted company and majority owned and controlled operating subsidiary of RONI (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (“RONI Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Buyer, and NET Power, LLC, a Delaware limited liability company (“NET Power”). In connection with and immediately prior to the consummation of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), RONI will change its jurisdiction of incorporation to Delaware (the “RONI Domestication”) by discontinuing as an exempted company in the Cayman Islands pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and continuing and domesticating as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case, in respect of RONI, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The RONI Domestication is subject to the approval of the shareholders of RONI. Upon effectiveness of the RONI Domestication, RONI will change is corporate name to “NET Power Inc.” and we refer herein to RONI following consummation of the Business Combination as the “Combined Company.”

On the effective date of the RONI Domestication: (a) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of RONI will convert automatically, on a one-for-one basis, to a share of Class A common stock, par value $0.0001 per share, of the Combined Company (the “Class A Common Stock”); (b) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of RONI will be converted, on a one-for-one basis, to a share of Class B common stock, par value $0.0001 per share, of the Combined Company (the “Class B Common Stock”); (c) each issued and outstanding warrant of RONI to purchase Class A ordinary shares (the “Warrants”) will automatically represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (the Warrants following such conversion, the “Combined Company Warrants”) on the terms and conditions set forth in the Warrant Agreement, dated as of June 15, 2021, as the same may be amended from time to time, between RONI and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (d) the governing documents of RONI will be amended and restated and become the certificate of incorporation and the bylaws of the Combined Company as described in the Registration Statement.

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Rice Acquisition Corp. II
April 24, 2023

Immediately following the RONI Domestication, RONI Opco also will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware, upon which, (a) RONI Opco will change its name to “NET Power Holdings LLC” and (b) each then issued and outstanding unit of RONI Opco will convert automatically, on a one-for-one basis, to a unit of the domesticated RONI Opco as issued and outstanding pursuant to the terms of its amended and restated limited liability company agreement.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (a) 180,320,063 shares of Class A Common Stock consisting of (i) 34,502,500 shares of Class A Common Stock that will be issued upon the conversion of an equal number of Class A ordinary shares in connection with the RONI Domestication, (ii) 8,625,000 shares of Class A Common Stock that may be issued upon redemption of 8,625,000 units of RONI Opco (together with an equal number of shares of Class B Common Stock) and (iii) 137,192,563 shares of Class A Common Stock that may be issued upon redemption of 137,192,563 units of RONI Opco (together with an equal number of shares of Class B Common Stock) issued to the equity holders of NET Power as consideration under the Business Combination Agreement, (b) 19,525,000 Combined Company Warrants and (c) 19,525,000 shares of Class A Common Stock to be issued upon exercise of the Combined Company Warrants (the “Warrant Shares”).

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibits 2.1 and 2.2 to the Registration Statement;

(b)	the Registration Statement;

(c)	the form of proposed certificate of incorporation of the Combined Company, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 to the Registration Statement;

Rice Acquisition Corp. II
April 24, 2023

(d)	the form of proposed bylaws of the Combined Company, to be adopted by the Combined Company in connection with the Domestication and the consummation of the Business Combination (the “Bylaws”), in the form filed as Exhibit 3.3 to the Registration Statement;

(e)	the form of proposed certificate of corporate domestication of the Combined Company, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”), in the form filed as Exhibit 4.4 to the Registration Statement;

(f)	a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by RONI on June 21, 2021;

(g)	a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Registration Statement on Form S-1 initially filed by RONI with the Commission on March 10, 2021 (as amended and supplemented, the “IPO Registration Statement”);

(h)	a copy of the specimen unit certificate, filed as Exhibit 4.1 to the IPO Registration Statement; and

(i)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than RONI. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of RONI and others as to factual matters.

In addition to the foregoing, for the purposes of rendering our opinions as expressed herein, we have assumed that (a) prior to effecting the RONI Domestication, (i) the Registration Statement, as finally amended, will have become effective under the Act, (ii) the RONI shareholders will have approved, among other things, the Business Combination Agreement and the RONI Domestication, and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the RONI Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the RONI Domestication will have been obtained; (b) the current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Combined Company with the Delaware Secretary of State and that RONI will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and (c) each Class A ordinary share, Class B ordinary share and Warrant outstanding immediately prior to the effectiveness of the RONI Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Rice Acquisition Corp. II
April 24, 2023

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.	Upon (a) the effectiveness of the RONI Domestication and (b) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock and Class B Common Stock, respectively.

2.	The shares of Class A Common Stock issuable upon the redemption and cancellation of RONI Opco units and shares of Class B Common Stock referred to in the fourth paragraph of this opinion, when issued and paid for as provided in the Registration Statement and the Business Combination Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.	Upon (a) the effectiveness of the RONI Domestication and (b) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Warrants will automatically convert by operation of law, on a one-for-one basis, into Combined Company Warrants, and such Combined Company Warrants will be a valid and binding obligation of the Combined Company, enforceable against the Combined Company in accordance with their terms under the laws of the State of New York.

4.	Upon (a) the effectiveness of the RONI Domestication, (b) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (c) the exercise by the holders of the Combined Company Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Rice Acquisition Corp. II
April 24, 2023

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) public policy considerations which may limit the rights of parties to obtain certain remedies, (e) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (f) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (g) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the securities described herein.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP